Exhibit 10.2

Amendment No. 2 to the

Commercialization and Reference Laboratory Agreement

This Amendment No. 2 (“Amendment”) is made as of the date of the last signature below (“Amendment Date”) between Personalis, Inc. (“Personalis”) and Tempus AI, Inc. f/k/a Tempus Labs, Inc. (“Tempus”) and amends that certain Commercialization and Reference Laboratory Agreement with the effective date of November 25, 2023 (as previously amended, the “Agreement”). Tempus and Personalis are each a “Party” and together the “Parties.”

RECITALS

WHEREAS, the Parties wish to modify the terms of Exhibit B (Reference Laboratory Services) to the Agreement to provide for additional terms related to Test reimbursement.

NOW THEREFORE, in consideration of the mutual promises herein, the Parties, intending to be legally bound, hereby agree as follows:

1.
Section 2 (Support Services). Exhibit B, Section 2(c) (Customer Support) is amended to add the following as a new subsection 2(c)(i):

If Personalis intends to change its Test price, Personalis will use commercially reasonable efforts to provide Tempus with at least thirty (30) days’ written notice prior to implementing the price change.

2.
Section 3 (Reimbursement of Tests). Exhibit B, Section 3 is amended to add the following as a new subsection (d):

d. Personalis and Tempus each maintain independent financial assistance programs (each a “FAP”) to help provide access to their respective tests for patients in financial need. Tests performed hereunder will be subject to the Personalis FAP. Personalis is solely responsible for administering its FAP, including making financial assistance determinations, for Tests performed hereunder. As part of its FAP, Personalis may decide, in its sole and independent discretion, to honor the financial assistance determination made by a third party provider, including but not limited to Tempus. In addition to the information provided pursuant to Section 3(b) above to support Personalis’ billing with respect to the Tests, Personalis requests and Tempus agrees to provide the financial assistance determination independently reached by Tempus according to its FAP policy for those patients who (i) apply for financial assistance through Tempus’ FAP and (ii) for whom a Personalis Test has been ordered. Tempus represents, warrants and covenants that the patients with respect to whom it provides Personalis the foregoing information have provided sufficient written authorization and consent (e.g., as part of Tempus’ FAP patient application process) for Tempus to lawfully share such information with laboratory partners, including but not limited to Personalis, for use as contemplated herein. Subject to the preceding sentence, Personalis is solely responsible for its use and further disclosure of such information, and Tempus disclaims any and all liability arising from or related to Personalis’ use or further disclosure of the Tempus financial assistance determination information, including any decisions made by Personalis based on the information.

Exhibit 10.2

3.
Incorporation. Except as otherwise provided in this Amendment, all terms and conditions previously set forth in the Agreement will remain in effect as set forth in the Agreement. If this Amendment and the Agreement are inconsistent, the terms and provisions of this Amendment will supersede the terms and provisions of the Agreement, but only to the extent necessary to satisfy the purposes of this Amendment.

NOW THEREFORE, the Parties enter into this Amendment by signature of their authorized representatives below.

Personalis, Inc. By: /s/ Stephen Moore Name: Stephen Moore Title: SVP, CLO & Corporate Secretary Date: 9/20/2024	Tempus AI, Inc. By: /s/ Ryan Bartolucci Name: Ryan Bartolucci Title: CAO Date: 9/11/2024